EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Announces Final Results
of its Cash Tender Offer and Consent Solicitation
for its 7 3/4% Senior Notes due 2012

WEST CHESTER, OH, May 24, 2010 — AK Steel Holding Corporation (NYSE: AKS) announced today that the tender offer and consent solicitation (the “Cash Tender Offer”) by its subsidiary, AK Steel Corporation (“AK Steel”), expired as of 11:59 p.m., New York City time, on May 21, 2010 (the “Expiration Time”).  $321.3 million in aggregate principal amount of the 7 3/4% Senior Notes due 2012 (the “Notes”) were validly tendered prior to the Expiration Time.  AK Steel has accepted for purchase all Notes that were validly tendered prior to the Expiration Time.
On May 12, 2010, The Bank of New York Mellon Trust Company, N.A., on behalf and at the direction of AK Steel, pursuant to the terms of the indenture governing the Notes, delivered notice to all holders of outstanding Notes calling for the redemption of any and all Notes that remain outstanding following the completion of the Cash Tender Offer.  Such redemption is expected to occur on or after June 15, 2010.
AK Steel retained Credit Suisse Securities (USA) LLC and Banc of America Securities LLC to serve as the dealer managers and solicitation agents for the Cash Tender Offer.  Questions regarding the Cash Tender Offer may be directed to Credit Suisse Securities (USA) LLC, Liability Management Group, at (800) 820-1653 (U.S. toll-free) and (212) 325-5912 (collect) and to Banc of America Securities LLC, Debt Advisory Services, at (888) 292-0070 (U.S. toll-free) and (980) 388-9217 (collect).
-more-

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to the Notes or any other securities.  The Cash Tender Offer was made solely pursuant to the Offer to Purchase and Consent Solicitation Statement, dated April 26, 2010, and the related Letter of Transmittal and Consent, which set forth the complete terms of the Cash Tender Offer.
Forward-Looking Statements
Some of the statements in this press release are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in AK Steel Holding Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 and AK Steel Holding Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.  Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.
About AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.

###